Exhibit 99.1

Online Vacation Center Holdings Corp. Announces Q1 Results

PLANTATION, Fla.--(BUSINESS WIRE)--Online Vacation Center Holdings Corp. (OTCBB: ONVC) announced its results for the first quarter ended March 31, 2009 today.

Net Revenues from Continuing Operations

•

Net revenues from continuing operations increased by $568,919 to $2,824,743 for the three months ended March 31, 2009 compared with $2,255,824 for the same period in the prior year. The increase in net revenues from continuing operations was attributable to an increase in commission revenue and publishing revenue.

Operating Income from Continuing Operations

•

Operating income from continuing operations increased by $1,117,510 to $882,155 for the three months ended March 31, 2009 compared with a loss of $235,355 for the same period in the prior year. The increase is attributable to an increase in net revenues and a decrease in sales and marketing expense and general and administrative expense offset by an increase in depreciation and amortization expenses.

Income from Continuing Operations

•	Income from continuing operations increased by $707,635 to $530,228 for the three months ended March 31, 2009 compared with a loss of $177,407 for the same period in the prior year.

Net Income and Earnings Per Share

•

Net income increased by $826,909 to $530,228 for the three months ended March 31, 2009 compared with a net loss of $296,681 for the same period in the prior year. Weighted average shares outstanding – basic and diluted decreased to 17,257,406 shares respectively, for the three months ended March 31, 2009 compared with 18,496,845 for the same period in the prior year. Earnings per share – basic and diluted were $0.03 per share, respectively, compared with a loss of $0.02 per share, respectively.

The Company also reported that it has repurchased to date 223,609 shares of its common stock at a total cost of $117,101 and at an average cost of fifty-two cents per share, pursuant to the Board of Director’s authorization program of August 2008 and as amended in March 2009. Additionally, the Company repurchased 250,000 shares of its common stock in March 2009 in two private transactions and 150,000 shares in May 2009 in one private transaction at a total cost of $201,005. In accordance with its previously announced repurchase program, the Company may purchase up to $232,899 of shares of its common stock by June 30, 2009. The Company presently has 17,261,777 shares of common stock outstanding which includes 623,609 shares in treasury.

About Online Vacation Center Holdings

Online Vacation Center Holdings Corp. is a Florida holding company, focused on building a network of diversified vacation marketers with a wide range of products that can be cross-sold to an extensive customer base. Online Vacation Center Holdings Corp. is one of the country's largest cruise retailers. Its portfolio of travel companies, including Online Vacation Center, Dunhill Vacations News and Curves Travel, allows customers to research, plan and purchase a vacation. The Company, based in Plantation, Florida, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, assumptions and projections about Online Vacation Center Holdings Corp. ("ONVC") and its industry. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: business and economic conditions, growth trends in the travel industry; variation in customer demand for ONVC's products and services, our dependency on travel providers for their inventory and other risks described in ONVCs Annual Report on Form 10-K for fiscal 2008 filed with the SEC on March 27, 2009 and in other SEC filings. Any forward-looking statements are based on management's beliefs as of the date of this press release and we undertake no obligation to update these statements for any reason, even if new information becomes available.

ONLINE VACATION CENTER HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended March 31,
	2009	2008

NET REVENUES	$ 2,824,743	$ 2,255,824

OPERATING EXPENSES:
Selling and marketing	680,433	987,899
General and administrative	1,142,317	1,416,182
Depreciation and amortization	119,838	87,098

OPERATING INCOME (LOSS)	882,155	(235,355)

Interest income (expense), net	1,876	(18,694)

Income (loss) from continuing operations before provision
(benefit) for income taxes	884,031	(254,049)

Provision (benefit) for income taxes	353,803	(76,642)

Income (loss) from continuing operations	530,228	(177,407)

DISCONTINUED OPERATIONS:

Loss from discontinued operations of Phoenix
International Publishing, LLC, net of tax	-	(119,274)

NET INCOME (LOSS)	$ 530,228	$ (296,681)

EARNINGS PER SHARE - Basic
Income (Loss) from continuing operations	$ 0.03	$ (0.01)
(Loss) from discontinued operations	$ -	$ (0.01)
Net Income (Loss)	$ 0.03	$ (0.02)

Weighted average shares outstanding - Basic	17,257,406	18,496,845

EARNINGS PER SHARE - Diluted
Income (Loss) from continuing operations	$ 0.03	$ (0.01)
(Loss) from discontinued operations	$ -	$ (0.01)
Net Income (Loss)	$ 0.03	$ (0.02)

Weighted average shares outstanding - Diluted	17,257,406	18,496,845

ONLINE VACATION CENTER HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 2,177,387	$ 1,693,447
Accounts receivable, net	938,545	1,236,109
Deposits and prepaid items	472,758	733,000
Deferred tax asset, net		27,672
Total Current Assets	3,588,690	3,690,228

Restricted cash	63,000	63,000
Property and equipment, net	131,759	140,285
Deferred tax asset, net	27,210	-
Intangible assets, net	1,137,816	1,116,613
Goodwill	1,754,279	1,754,279
Other assets	51,718	58,306
Total Assets	$ 6,754,472	$ 6,822,711

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 1,236,302	$ 1,041,608
Deferred revenue	1,396,949	1,989,929
Notes payable and capital lease obligations, current portion	114,327	120,287
Total Current Liabilities	2,747,578	3,151,824

Notes payable and capital lease obligations	32,358	131,609

Deferred tax liability	113,035	75,461

Total Liabilities	2,892,971	3,358,894

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, 1,000,000 shares authorized at
$.0001 par value; 0 shares issued and outstanding	-	-
Common stock, 80,000,000 shares authorized at
$.0001 par value; 17,261,777 and 17,252,777 shares
issued and outstanding	1,726	1,725
Additional paid-in capital	4,426,891	4,392,963
Accumulated deficit	(375,015)	(905,243)
Treasury stock at cost; 373,699 shares	(192,101)	(25,628)
Total Stockholders' Equity	3,861,501	3,463,817

Total Liabilities and Stockholders' Equity	$ 6,754,472	$ 6,822,711

ONVC-F
SOURCE: Online Vacation Center Holdings Corp.

Online Vacation Center Holdings Corp.

Edward B. Rudner, 954-377-6400
investorrelations@onlinevacationcenter.com